Exhibit 23.1

Hadjipavlou Sofianos &
Cambanis S.A.

Assurance & Advisory Services

250 — 254 Kifissias Ave.
GR— 152 31 Halandri
Athens, Greece

Tel.: +30 (210) 6781.100
Fax: +30 (210) 6776.221-2
www.deloitte.gr
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-128501) of our report dated February 28, 2006 relating to the financial statements of Quintana Maritime Limited appearing in the Annual Report on Form 10-K of Quintana Maritime Limited for the period January 13th (date of inception) to December 31, 2005.
Deloitte.
I ladjipavlou, Sofianos & Cambanis S.A.
Athens, Greece
March 15, 2006

Hadjipavlou Sofianos & Cambanis S.A.	Member of
Assurance & Adivsory Services	Deloitte Touche Tohmatsu
Co. Reg. No 78953/01AT/B93/2052

Thessalonikr I. Adrianoupoleos Str., GR-551 33 Kalamaria.
Tel: + 30 (2310) 406.500, Fax: + 30(2310) 416 447